EXHIBIT 2.1(A)

                          Castlebar Enterprises Limited

                                                              January 3, 2001

Nastech Pharmaceutical Company Inc.
45 Davids Drive
Hauppauge, New York 11788
Attn: Andrew Zinzi

         Waiver of Section 2.1(f)(ii) of Equity Line of Credit Agreement

Dear Mr. Zinzi:

      Reference is made to the Equity Line of Credit Agreement, dated as of July 11, 2000 (the "Agreement"), between Castlebar Enterprises Limited ("Castlebar") and Nastech Pharmaceutical Company Inc. ("Nastech"). Pursuant to Section 2.1(f)(ii) of the Agreement, on each date of settlement of a put, Nastech is obligated to issue to Castlebar a warrant to purchase up to a number of shares of common stock of Nastech ("Common Stock") equal to 25% of the number of shares of Common Stock purchased by the Castlebar on such date (defined both in the Agreement and herein as "Short Term Warrants").

      Castlebar hereby waives Nastech's compliance with Section 2.1(f)(ii) of the Agreement.

                                  Sincerely,

                                  CASTLEBAR ENTERPRISES LIMITED


                                  By:      /s/  Hans Gassner
                                      ------------------------------------------
                                          Name:  Hans Gassner
                                          Title: Director